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                                                                      Exhibit 99

                                              Contact:
                                              John Kompa (614) 224-4600
                                              Patrick Gallagher (216) 781-2400
                                              Edward Howard & Co.


          Borden Chemicals and Plastics to Sell Formaldehyde Assets and
                  Exit Methanol and Nitrogen Products Operation
                      Partnership to Focus on PVC Business

COLUMBUS, OH - June 28, 2000 - Borden Chemicals and Plastics Limited Partnership (NYSE:BCU) today announced the signing of a definitive agreement to sell the formaldehyde and certain other assets of its operating limited partnership to Borden Chemical, Inc. (BCI), a separate entity which is a subsidiary of Borden, Inc., for $48.5 million. As part of the agreement, BCI has an option to acquire the operating limited partnership's methanol assets for $3 million at year-end. The operating limited partnership will own and operate the methanol assets through 2000, with the intent of exiting the business at that time. The operating limited partnership is also closing its nitrogen production facilities, thereby completing the process of exiting all of its non-vinyl based basic chemical businesses.

These actions follow the Partnership's previously announced strategic decision to become a focused polyvinyl chloride producer and to realize value for its non-PVC businesses, which are currently unprofitable with poor fundamentals. Proceeds at closing will be $38.8 million, with an interest bearing promissory note of $9.7 million due in six months. The proceeds from the sale, net of deal cost, will be used to pay down debt and reinvest in the PVC business. The transaction is expected to result in a gain in the second quarter. Additionally, the Partnership expects the salvage value of its nitrogen production facilities to moderately exceed the closing costs.

The closing of the sale of the formaldehyde assets is subject to the receipt by the operating limited partnership of regulatory approval and other necessary consents. Under

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the terms of the agreement, BCI will acquire all of the operating limited partnership's formaldehyde assets, along with methanol tankage and dock facilities and related adjacent land.

The agreement provides for the immediate termination of the nitrogen purchase contract between the operating limited partnership and BCI, except for the sale and purchase of existing inventory. The operating limited partnership will close its ammonia and urea production facilities in July. Also, the operating limited partnership will continue to supply BCI and other methanol customers under contract for at least six months and will make arrangements to supply product to other non-BCI nitrogen customers. If it is still operating the methanol facility at year-end, the operating limited partnership expects to close the plant by the end of 2000 or early in 2001.

"This transaction represents a major positive step for the Partnership," said William H. Carter, chairman of the Partnership. "We are shedding businesses that are currently not profitable and have poor long-term prospects based on the U.S. natural gas costs currently exceeding $4.60 per mmBTU versus offshore natural gas costs historically ranging between $0.25 and $1.00 per mmBTU. Natural gas is the principle raw material for methanol, ammonia and urea."

The impetus for change was the major downturn across all three business lines that began in 1997. In December 1998, the Partnership announced the retention of Evercore Partners and Salomon Smith Barney to explore strategic alternatives. The options explored included joint ventures, mergers or alliances, or the sale of some or all of the businesses. None of the discussions that took place during 1999 resulted in a transaction proposal that the Partnership deemed in the interest of the unitholders. More recently, the Partnership retained the consulting firm A.D. Little to assist in developing strategic business plans for the various operations. A.D. Little also advised the Partnership on the final transaction.

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"For more than a year, we have reviewed a range of strategic alternatives and discussed possible transactions with a number of parties," said Carter. "The BCI offer clearly represents the best value for unitholders. The transaction enables us to eliminate much of our exposure to natural gas, realize a fair value for these non-core assets, and focus exclusively on our profitable PVC business."

Carter said that the operating limited partnership's methanol/formaldehyde and nitrogen products businesses have been breakeven to cash negative for more than two years as a result of high natural gas prices and worldwide overcapacity. Also, U.S. natural gas prices have been elevated for some time with no improvement on the cost side foreseen. In addition, increased offshore methanol and nitrogen products supported by far cheaper sources of natural gas are expected to enter the U.S. market, weakening the domestic supply and demand balance. The overall demand for methanol is also expected to decline as MTBE is phased out as a fuel additive.

Carter added that Georgia Gulf, Ashland Chemical and other North American methanol producers have exited the business in the last 24 months due to unattractive fundamentals. In addition, a significant portion of the domestic chemical industry's ammonia and urea production is currently idled.

The transactions with BCI were reviewed, and unanimously approved, by a special committee comprised of the three independent members of the board of directors of BCP Management, Inc., the general partner of the operating limited partnership. The special committee retained and was advised by separate legal counsel, Baker & Hostetler, LLP, and a separate financial advisor, Wasserstein, Perella & Co., which issued a fairness opinion to the committee.

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"This completes a rigorous process of active negotiations over the last few months," said George W. Koch, board member, BCP Management and chair of the special committee. "The committee was unanimous in its approval of the transaction and believes the agreement is in the best long term interest of our unitholders."

The Partnership also announced that Mark J. Schneider, president and chief executive officer, was elected to the Board of Directors of BCP Management, Inc.


Borden Chemicals and Plastics Limited Partnership operates facilities located in Geismar and Addis, La., and Illiopolis, Ill. BCP Management, Inc., a wholly owned subsidiary of Borden, Inc., has a 2 percent interest and serves as general partner. Publicly traded units account for the remaining 98 percent ownership.


Forward-Looking Statements


This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements with words such as "believe," "anticipate" and "appear," statements regarding the partnership's financial status, future business prospects and continued access to credit to meet future business needs, and statements referring to overall industry trends. These forward-looking statements are based on a number of assumptions and forecasts, and actual results may be materially different from those expressed or implied by such statements. Factors affecting future results include, but are not limited to, changes in the demand for and pricing of products, changes in industry production capacities, and changes in the supply of and costs of significant raw materials. Discussion of these and other factors and risks are discussed in detail in the partnership's Form 10-K or annual report and other documents filed with the Securities and Exchange Commission.


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